Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Realty Income Corporation, a Maryland corporation (the “Company”), and  __________________, an individual residing in the county of San Diego, state of California (the “Employee”), and shall be effective as of _________________, 2008 (the “Effective Date”).

This Agreement is intended to amend and restate the Employment Agreement dated as of _______________, 200__ between the Company and the Employee (the “Prior Agreement”).

1.           Term.  The Company hereby continues to employ the Employee for an indefinite term commencing on the date hereof and continuing until this Agreement is terminated by either party as provided hereinafter in Paragraph 10 (such period being hereinafter sometimes referred to as the “term of this Agreement”).  The Employee accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter set forth.

2.           Duties.  The Employee shall perform such management and administrative duties as are from time-to-time assigned to him by the Company.  If the Employee is elected an officer of the Company during the term of this Agreement, the Employee will serve in such capacity without further compensation.  The Employee also agrees to perform, without additional compensation, such other services for the Company and for any subsidiary or affiliated corporations of the Company or for any partnerships in which the Company has an interest, as the Board of Directors of the Company (the “Board”) shall from time-to-time specify.

3.           Extent of Services.  During the term of this Agreement, the Employee shall devote his full time, attention and energy to the business of the Company and, except as may be specifically permitted by the Board in writing, shall not be engaged in any other business activity which would interfere with the performance of his duties hereunder or be competitive with the business of the Company.  The foregoing restrictions shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on the part of the Employee which would in any manner impair the performance of his duties under this Agreement, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company.

4.           Salary.  During the term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Employee hereunder, the Company shall pay to the Employee a base salary of no less than                  Dollars ($            ) per year less required deductions for state and federal withholding tax, social security and all other required employee taxes and payroll deductions.  From time-to-time during the term of this Agreement, the amount of the Employee’s base salary may be increased by and at the sole discretion of the Company. The base salary shall be payable in installments in accordance with regular payroll policies of the Company in effect from time-to-time during the term of this Agreement.

5.           Annual Incentive Plan.  The Employee shall participate in the 2003 Incentive Award Plan of the Company as the same shall be adopted and amended from time to time by the Compensation Committee of the Board.

6.           Medical Insurance; Benefit Plans.  During the term of this Agreement, the Employee shall be entitled to participate, on the same terms as are applied to all other employees, in any group medical insurance plan, qualified pension or profit sharing plan or any other employee benefit plan from time-to-time maintained by the Company.

7.           Expenses.  During the term of this Agreement, the Company shall pay to or reimburse the Employee, upon submission of an appropriate statement by him documenting such expenses as required by the Internal Revenue Code of 1986, as amended (the “Code”), for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and the like reasonably incurred by him in the course of his employment hereunder.

8.           Vacation.  The Employee shall be entitled to an annual vacation in accordance with the Company’s Employee Handbook, as the same may be amended from time to time.  Employee’s prior service with the Company shall be included in determining vacation accrual and all other benefits.  Such vacation shall be scheduled at such time as the Employee may choose, but shall be timed in such manner as to avoid interference with the necessary performance of his duties hereunder.  Unused vacation time shall accrue from year-to-year subject to the limitations on carryover of vacation set forth in the Company’s Employee Handbook, as the same may be amended from time to time.

9.           Sick/Personal Leave.  The Employee shall be entitled to sick/personal leave in accordance with the Company’s Employee Handbook, as the same may be amended from time to time.

10.           Termination.

a.
Death or Permanent Disability.  In the event that the Employee dies or is physically or mentally unable to perform substantially all of his duties hereunder, then this Agreement shall terminate upon the Employee’s death or disability, and (with the exception of any life or disability insurance benefits to which the Employee may be entitled) the Company shall have no further obligation hereunder to the Employee or his spouse or estate except to pay to the Employee (in the event of his disability) or the Employee’s spouse if she should survive him, or to the Employee’s estate if his spouse shall not survive him, the amount of the Employee’s base salary, and vacation, if any, accrued to the date of his death or disability.

b.         Termination by the Company Without Cause/Constructive Termination.  This Agreement may be terminated by the Company without Cause (as defined in the Definitions Annex below) at any time upon written notice to the Employee, provided that in the event of the Company’s termination of this Agreement without Cause or Employee’s Constructive Termination (as defined in the Definitions Annex below), in either case prior to or more than twelve months after a Change in Control (as defined in the Definitions Annex below) the Company shall (i) pay to the Employee in a single lump sum an amount equal to twelve (12) months’ base salary under this Agreement plus the average of the last three (3) years’ cash bonus paid to the Employee, (ii) pay any salary and accrued vacation pay to which the Employee may be entitled hereunder prorated through the date of termination and (iii) continue to provide Employee with group medical insurance at the Company’s expense (whether through reimbursement of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) premiums or otherwise in the Company’s discretion) for a period of twelve (12) months from the date of termination or until Employee becomes covered under another group medical insurance plan, whichever occurs first.  In the event of the Company’s termination of this Agreement without Cause or Employee’s Constructive Termination (as defined below), in either case on or within twelve months after a Change in Control, in lieu of the foregoing, the Company shall (i) pay to the Employee in a single lump sum an amount equal to eighteen (18) months’ base salary under this Agreement plus the average of the last three (3) years’ cash bonus paid to the Employee, (ii) pay any accrued salary and vacation pay to which the Employee may be entitled hereunder prorated through the date of termination and (iii) continue to provide Employee with group medical insurance at the Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period of eighteen (18) months from the date of termination or until Employee becomes covered under another group medical insurance plan, whichever occurs first.  Notwithstanding the foregoing, the severance payments described in this Paragraph 10(b), other than the accrued salary and vacation described in clause (ii), shall be payable only in the event that the termination of this Agreement constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), and any such severance payments pursuant to this Paragraph 10(b) shall be payable to the Employee on the sixtieth (60th) day following the Separation from Service.  In addition, in the event this Agreement is terminated by the Company or by the Employee pursuant to this Paragraph 10(b), such termination shall be upon the terms of, and the Company and the Employee shall execute, within fifty (50) days following the Separation from Service, the Severance Agreement and General Release substantially in the form of Exhibit A, attached hereto and incorporated herein by reference and no severance (other than the accrued salary and vacation described in clause (ii) above) shall be payable under this Agreement prior to the execution by Employee and his failure to revoke such Severance Agreement and General Release.

c.	Termination by the Employee. This Agreement may be terminated by the Employee without Cause at any time upon two (2) weeks’ written notice to the Company.

d.         Internal Revenue Code Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Separation from Service or (ii) the date of the Employee’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph 10(d) shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

e.         Failure to Perform.  Notwithstanding any other provision of this Agreement, if the Employee shall be discharged by the Company for Cause or if Employee voluntarily terminates employment other than as a result of a Constructive Termination, then this Agreement shall automatically terminate (except for the provisions of Paragraphs 12 and 13, which shall continue in effect), and upon such termination, the Company shall have no further obligation to the Employee or his spouse or estate, except that the Company shall pay to the Employee, the amount of his base salary and vacation pay accrued to the date of such termination.

11.           Corporate Opportunity.  The Employee acknowledges the value to the Company of his knowledge, contacts and working relationships involving the business of the Company.  Employee agrees to utilize all of such capacities for the sole use and benefit of the Company and to first offer to the Company any and all of those opportunities which shall come to his knowledge which are within the area of business of the Company.

12.           Confidential Information.  The Employee acknowledges that in the course of his employment with the Company, he will receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “information”) which the Company desires to protect.  The Employee understands that such information is confidential, and he agrees not to reveal such information to anyone outside the Company.  The Employee further agrees that during the term of this Agreement and thereafter he will not use such information in competing with the Company.  At such time as the Employee shall cease to be employed by the Company, he shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment hereunder and relating to the information referred to in this paragraph, and the Employee agrees that all such materials will at all times remain the property of the Company.

13.           Assignment of Proprietary Information.  During the term of this Agreement, all patents, processes and other proprietary information developed by the Employee in the course of his employment shall be the sole and exclusive property of the Company.  The Employee covenants and agrees to execute any documents or take any action necessary to effectively transfer any rights he may have in such proprietary information to the Company and to maintain the rights, interest and title of the Company in and to such information.  Nothing herein shall be deemed to deny Employee the protection afforded by California Labor Code Section 2870.

14.           Indemnification.  The Company shall indemnify Employee against liability pursuant to an Indemnity Agreement, which the Company and Employee executed concurrent with the Prior Agreement.

15.           Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to the Employee:     ______________________________

                    ___________________________________

                    ___________________________________

If to the Company:        Realty Income Corporation
Attention:  Chief Executive Officer
                   600 La Terraza Boulevard
             Escondido, California  92025-3873

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided in this Paragraph 15.

16.           Specific Performance.  The Employee acknowledges that a remedy at law for any breach or attempted breach of Paragraphs 12 and 13 of this Agreement will be inadequate, and therefore agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

17.           Severability.  In the event any term, phrase, clause,  paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several and shall not defeat or impair the remaining provisions hereof.

18.           Waiver.  The waiver by the Company of any breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Employee.

19.           Assignment.  This Agreement may not be assigned by the Employee.  Neither of the Employee nor his spouse or estate shall have any right to commute, encumber or dispose of any right to receive payments under this Agreement, it being agreed that such payments and the rights thereto are nonassignable and nontransferable.

20.           Binding Effect.  Subject to the provisions of Paragraph 19, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.

21.           Entire Agreement.  This Agreement and the Indemnity Agreement referred to herein sets forth the entire agreement and understanding between the parties relating to the subject matter contained herein and supersedes all other agreements, oral or written, between the parties relating to such subject matter, including, but not limited to, the Prior Agreement and any and all other agreements between the parties concerning employment, compensation, or profit sharing (other than the Company’s equity compensation plans and any written stock option or restricted stock agreement between the Company and Employee setting forth the terms of equity compensation awards granted to Employees under such plans).

22.           Withholding.  Any amounts payable under this Agreement shall be subject to any required federal, state, local or other income, employment or other tax withholdings.

23.           Amendment.  This Agreement may be amended only by an instrument in writing executed by both parties hereto.

24.           Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the law of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REALTY INCOME CORPORATION                                                                                                EMPLOYEE

By:      ______________________________                                        ________________________

Title:    ______________________________

DEFINITIONS

For purposes of this Agreement, “Cause,” “Change in Control” and “Constructive Termination” shall have the following defined meanings:

1.           “Cause” means (a) theft, dishonesty or falsification of any employment or Company records; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust Employee with important matters or otherwise work effectively with Employee, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (d) Employee’s failure or refusal to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such breach, failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.  “Cause” shall not mean a physical or mental disability.

2.           “Change in Control” shall mean the occurrence of any of the following:

(a)           An acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to awards granted under the Company’s equity incentive plan or compensatory options or other similar awards granted by the Company) of the Company’s voting securities by any individual or entity (a “Person”), immediately after which such Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (other than a Non-Control Transaction, as defined below);

(b)           The individuals who, immediately prior to the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c)           the consummation of

(i)           a merger, consolidation or reorganization involving the Company unless:

(A)           the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation

1

or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company’s voting securities immediately before such merger, consolidation or reorganization,

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(C)           no Person, other than (i) the Company, (ii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any related entity or (iii) any Person who, together with its Affiliates, immediately prior to such merger, consolidation or reorganization had beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities, owns, together with its Affiliates, beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(A transaction described in clauses (A) through (C) above is referred to herein as a “Non-Control Transaction”);

(d)           a complete liquidation or dissolution of the Company; or

(e)           an agreement for the sale or other disposition of all or substantially all of the assets or business of the Company to any Person.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  Neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock.

3.           “Constructive Termination” means Employee’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after Employee’s delivery of written notice thereof:

(a)           the delegation to Employee of duties or the reduction of Employee’s duties, either of which substantially reduces the nature, responsibility, or character of Employee’s position immediately prior to such delegation or reduction;

(b)           a material reduction by the Company in Employee’s base salary in effect immediately prior to such reduction;

(c)           a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which Employee was entitled prior to such reduction; or the taking

2

of any action by the Company that would adversely affect Employee’s participation in any plan, program or policy generally applicable to employees of equivalent seniority;  and

(d)           the Company’s relocation of Employee’s principal office location to a place more than forty (40) miles from the Company’s present headquarters location (except that reasonably required travel on the Company’s business shall not be considered a relocation).

3

EXHIBIT A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release is entered into as of  _____________________, 20___, by and between Realty Income Corporation (the “Company”), and ____________________ (hereinafter “Employee”).

IN CONSIDERATION of the severance compensation as herein provided, to which Employee is not otherwise entitled, Employee does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and its directors, officers, employees, shareholders, agents, successors and assigns and any related or subsidiary corporations or entities, from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected with Employee’s termination of employment with the Company.  This release includes, but is not limited to, any claims of employment discrimination arising under federal or state laws, including the Age Discrimination in Employment Act of 1967, as amended.

IN FURTHER CONSIDERATION THEREOF, Employee irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, or before any arbitrator, any claim, demand or grievance of any type related to the matters released above, it being an intention of the parties that with the execution by Employee of this Release, the Company, and each of their officers, directors, employees, shareholders, agents, successors and assigns and all subsidiary and related corporations and entities will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to his termination of employment with the Company.

Employee shall receive the following severance compensation:

a)             The total sum of                    ($             ), payable in a lump sum.

b)            Group medical insurance paid for by the Company for the employee and his family (if currently covered) through                  , or until Employee becomes covered under another group medical insurance plan, whichever occurs first.

Except as set forth herein, Employee shall not be entitled to any benefits as an employee or former employee of the Company.

As a condition of the foregoing payments and benefits, Employee agrees to preserve the confidentiality of all trade secrets and other confidential information of the Company and each of their affiliates, and will not now or in the future disrupt, damage, impair or interfere with the business of the Company, or their affiliates, whether by way of interfering with or raiding their employees, disrupting their relationships with customers, agents, representatives or vendors or otherwise.

Employee agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of Employee to other employees of the Company,

1

particularly including pending matters of which Employee has the principal knowledge and background information.  In this regard, Employee agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company.  Such cooperation and responses shall not entitle Employee to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with Employee’s other gainful employment or efforts to secure gainful employment.

Employee does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code Section 1542, which provides and reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee does certify that he has read all of this Severance Agreement and General Release and the quoted Civil Code Section, and that he fully understands all of the same, and that he has been given the opportunity, if he desires, to review the terms of this Severance Agreement and General Release with counsel.

Employee expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him and that this Severance Agreement and General Release contains the entire agreement between the parties, and that the terms hereof are contractual and not a mere recital.

This Severance Agreement and General Release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by Employee in breach hereof.

Employee further agrees that in the event an action or proceeding is instituted by Employee or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees.

This Severance Agreement and General Release shall bind Employee, his heirs, successors, agents, representatives and assigns, and each of them.

This Severance Agreement and General Release shall inure to the benefit of the successors and assigns of the respective parties hereto.

Employee acknowledges that he has been given twenty-one (21) days in which to consider the terms of the release provisions contained herein.  The release contained herein shall not become effective or enforceable until seven (7) days after employee signs this release.  Payment to employee of the sums provided under this Agreement shall commence seven (7) days after employee signs this release.

2

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

REALTY INCOME CORPORATION                                                                                                EMPLOYEE

By:       _______________________________                                      _______________________

Title:     _______________________________

 3